Exhibit 99.1

ManTech Announces Financial Results for First Quarter of 2014

•	Revenue: $452.0 million

•	Operating Income: $20.0 million

•	Diluted EPS: $0.26

•	Cash Flow from Operations: $62 million

•	Cash Balance at Quarter End: $276 million

•	Redeemed $200 million of Senior Notes in April

FAIRFAX, Va., April 30, 2014 – (GLOBE NEWSWIRE) – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the first quarter of fiscal year 2014, which ended March 31, 2014.

“Based on increased proposal activity and a more stable funding environment, we believe that the government services market in general and ManTech in particular will return to growth during 2014,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “We believe that industry-wide delays in contract awards are behind us, and we expect a substantial increase in new business awards during 2014. The cash generation of the business remains strong, which enabled us to build our cash position to a record $276 million, and we are actively deploying this cash to drive shareholder value. With the acquisition of Allied Technology Group in the first quarter and the pending acquisition of 7Delta, ManTech is expanding its position within some of the fastest growing segments of the government services business, including homeland security and healthcare.”

Summary Operating Results

Revenues for the quarter were $452.0 million, compared to $646.0 million in the first quarter of fiscal year 2013. Quarterly revenues declined primarily as a result of contracts supporting the U.S. Army, especially as mission requirements fell in conjunction with the U.S. military withdrawal from Afghanistan. More than three-quarters of the decline in Afghanistan-focused revenue derived from material purchases and subcontracted labor services.

Operating income was $20.0 million for the quarter. Operating margin of 4.4 percent for the quarter reflected increased levels of bid-and-proposal expense and continued investment in new market areas. Net income was $9.6 million for the quarter, which resulted in diluted earnings per share of $0.26.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $62 million or 6.5 times net income. Days sales outstanding (DSO) were 78 days, an improvement of 6 days compared to the fourth quarter of 2013.

During the quarter, the company paid $7.8 million in dividends, or $0.21 per share, to its common stockholders of record as of March 7, 2014. The company also invested $45 million in the quarter to acquire the business of Allied Technology Group, Inc., an information technology (IT) and engineering solutions company focused on the Department of Homeland Security (DHS). The acquisition will enable ManTech to deliver technology services through Allied Technology’s unrestricted prime positions on two DHS multiple-award indefinite delivery, indefinite quantity (IDIQ) contracts. Enterprise Acquisition Gateway for Leading Edge Solutions (EAGLE) II is the department’s principal IT solutions contract, and Technical, Acquisition, and Business Support Services (TABSS) encompasses program management, engineering, and technology support services. Together, the two contracts provide $33 billion in potential ceiling value for use by all DHS components.

As of March 31, 2014, the company had $276 million in cash and cash equivalents, up from $269 million at the end of fiscal year 2013. On April 15, 2014, the company redeemed all of the outstanding $200 million principal of its 7.25 percent Senior Notes due 2018, at a redemption price of 103.625% of the principal amount of the outstanding Notes. The company funded the redemption from cash on hand to drive annual interest pre-tax savings of $15 million. On April 29, 2014, the company agreed to acquire 7Delta, Inc., a leading provider of advanced information solutions and services to federal health clients. 7Delta holds a prime position on the Department of Veterans Affairs (VA) $12 billion Transformation Twenty-One Total Technology (T4) acquisition program. Even after completion of the debt repayment and the 7Delta acquisition, the company expects to have no material borrowings on its $500 million revolving-credit facility.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on June 20, 2014 to all common stockholders of record as of June 6, 2014 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $337 million in the quarter, representing a book-to-bill ratio of 0.7. As a leading indicator of increased awards activity, the value of proposals currently in process increased four-fold compared to last quarter and is at the highest level in more than two years. The company’s backlog of business at the end of quarter was $3.8 billion, of which $1.0 billion was funded.

Forward Guidance

The company is maintaining its forward guidance for revenue and revising its forward guidance for net income and diluted earnings per share. The company now expects to achieve revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2014 Guidance
Revenue (million)	$2,000
Net Income (million)	$52
Diluted Earnings Per Share	$1.39

ManTech Chief Financial Officer Kevin M. Phillips said, “As expected, the drawdown in Overseas Contingency Operations (OCO) weighed on our results in the first quarter. Despite the change in earnings guidance, our fundamental outlook remains unchanged. We expect that our customers will push to obligate funds by the end of the government fiscal year, and we are heavily investing in business development and new solutions development to take advantage of that opportunity. We expect our cash flow to remain strong, and by paying down our debt and acquiring companies in our growth segments, we are enhancing our platform to grow earnings in 2015.”

Conference Call

ManTech executive management will hold a conference call on April 30, 2014, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 14858983. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the healthcare and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through over 1,000 current contracts. Our services include the following solution sets that are aligned with the long-term needs of our customers: cyber security; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; test and evaluation; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; environmental, range and sustainability services; training services; and global logistics support.

We support major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities and other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations and otherwise address budgetary constraints, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; adverse results of U.S. government audits or other investigations of our government contracts; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct; and adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 21, 2014, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	(unaudited)
	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$275,629	$269,001
Receivables—net	392,232	457,898
Prepaid expenses and other	19,690	19,384
Contractual inventory	246	3,962

Total Current Assets	687,797	750,245
Goodwill	780,905	752,867
Other intangible assets—net	157,461	152,523
Employee supplemental savings plan assets	32,118	31,765
Property and equipment—net	29,462	30,156
Other assets	3,282	5,846

TOTAL ASSETS	$1,691,025	$1,723,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current portion of debt	$200,000	$—
Accounts payable and accrued expenses	180,328	226,287
Accrued salaries and related expenses	66,394	56,617
Billings in excess of revenue earned	14,142	13,781

Total Current Liabilities	460,864	296,685
Long-term debt	—	200,000
Deferred income taxes—non-current	52,180	48,093
Accrued retirement	31,105	33,565
Other long-term liabilities	11,252	11,288

TOTAL LIABILITIES	555,401	589,631

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,270,660 and 24,245,893 shares issued at March 31, 2014 and December 31, 2013; 24,026,547 and 24,001,780 shares outstanding at March 31, 2014 and December 31, 2013	243	242
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at March 31, 2014 and December 31, 2013	132	132
Additional paid-in capital	423,832	423,787
Treasury stock, 244,113 and 244,113 shares at cost at March 31, 2014 and December 31, 2013	(9,158)	(9,158)
Retained earnings	720,712	718,892
Accumulated other comprehensive loss	(137)	(124)

TOTAL STOCKHOLDERS’ EQUITY	1,135,624	1,133,771

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,691,025	$1,723,402

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)
	Three months ended March 31,
	2014	2013
REVENUES	$452,033	$646,008
Cost of services	393,009	562,297
General and administrative expenses	38,982	47,340

OPERATING INCOME	20,042	36,371
Interest expense	(4,119)	(4,051)
Interest income	177	113
Other income (expense), net	(41)	46

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	16,059	32,479
Provision for income taxes	(6,368)	(12,299)
Equity in losses of unconsolidated subsidiaries	(57)	—

NET INCOME	$9,634	$20,180

BASIC EARNINGS PER SHARE:
Class A common stock	$0.26	$0.55

Class B common stock	$0.26	$0.55

DILUTED EARNINGS PER SHARE:
Class A common stock	$0.26	$0.54

Class B common stock	$0.26	$0.54

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited)
	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,634	$20,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,592	7,686
Deferred income taxes	2,825	2,425
Stock-based compensation	1,226	1,383
Equity in losses of unconsolidated subsidiaries	57	—
Excess tax benefits from the exercise of stock options	(10)	(3)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	77,448	7,719
Contractual inventory	3,717	30,577
Prepaid expenses and other	2,423	11,682
Accounts payable and accrued expenses	(46,987)	(47,444)
Accrued salaries and related expenses	7,622	22,405
Billings in excess of revenue earned	(440)	423
Accrued retirement	(2,460)	(146)
Other	(393)	728

Net cash flow from operating activities	62,254	57,615

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(44,927)	(10,082)
Investment in capitalized software for internal use	(2,603)	(829)
Purchases of property and equipment	(909)	(2,318)
Investment in unconsolidated subsidiaries	(21)	—
Proceeds from sale of investment	—	239

Net cash flow from investing activities	(48,460)	(12,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,809)	(7,756)
Proceeds from exercise of stock options	633	533
Excess tax benefits from the exercise of stock options	10	3

Net cash flow from financing activities	(7,166)	(7,220)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,628	37,405
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269,001	134,896

CASH AND CASH EQUIVALENTS, END OF PERIOD	$275,629	$172,301

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F